Exhibit 10.2

CONFIDENTIAL

March 2, 2006

Mr. Mark O’Brien

Tampa, Florida

Dear Mark,

We are delighted to offer you the position of Chairman and Chief Executive Officer of the combined Homebuilding and Financing Segments (the “Homes Group”) of Walter Industries, Inc. (“Walter”).  The terms of your employment will be as follows:

1.                                       We anticipate that you will remain a director of Walter (subject to your reelection by the shareholders). In your capacity as Chairman and Chief Executive Officer of the Homes Group, you will report to Gregory E. Hyland, Chairman, President and Chief Executive Officer of Walter, or to his successor as Walter’s Chairman.  You will be responsible for all aspects of the business of the Homes Group. If the Homes Group is spun off to Walter’s shareholders, it is contemplated that you will continue to be its Chairman and Chief Executive Officer, reporting to its Board of Directors.

2.                                       Your employment will commence as of March 2, 2006.

3.                                       Your compensation package will be as follows:

a)                                      Your base salary will be $150,000 per year, subject to review and adjustment by the Compensation Committee of Walter’s Board of Directors.

b)                                     Your annual target bonus under the Walter Industries Executive Incentive Plan (EIP) will be 100% of base pay. The amount of your annual bonus will fluctuate based upon actual performance under Walter’s EIP as in effect from time to time.

c)                                      You will receive a one-time grant of non-qualified stock options on the equivalent of 7.5% of the total combined equity of the Homes Group (or another vehicle that will deliver equivalent value).  The per share strike price of these options shall be calculated by reference to a valuation of the Homes Group as a going concern conducted as soon as possible by a mutually agreeable, experienced valuation firm of national reputation.  These options will vest at the rate of 1/3 per year over a three-year period.  The options will be evidenced by an option agreement and option plan which are substantially equivalent to the form of plan and agreement currently used by Walter, with such revisions as are necessary to conform to this agreement.  Except as provided below, these options will expire ten years from the grant date.  The options will vest on any change in control of the Homes Group.  A spin-off or other transaction separating the Homes Group from Walter shall not be considered a change in control and in the case of such a transaction your options and this agreement will continue in full force and effect.  In the event of your termination by the Homes Group for cause or your voluntary termination of employment other than for a reason specified in the next sentence, your unvested options will expire immediately, and you will have 90 days to exercise any options which are vested on the date your employment terminates.  In the event of your termination by the Homes Group for any other reason, your resignation because of a significant diminution in pay or responsibilities, your normal retirement after the third anniversary of the date of this agreement, your resignation because of the Homes Group’s or Walter’s material breach of this agreement which is not cured within a reasonable period after notice, or your death, your options will accelerate and fully vest on the date of termination and you will have two years after termination to exercise your vested options.  If you have vested options at any time when there is no public market for the common stock of the Homes Group and you notify the Homes Group of your intention to exercise such options, the per share price of the common stock of the Homes Group shall be calculated by reference to a valuation of the Homes Group as a going concern conducted by a mutually agreeable, experienced valuation firm of national reputation.  The Homes Group shall not be required to conduct more than one such valuation in any calendar year.  Following receipt of such valuation, the Homes Group shall, upon your request, pay you an amount in cash equal to the difference between the price of the common stock as so calculated and the strike price of the options you wish to exercise, upon your surrender of such options to the Homes Group.

d)  You will receive a car allowance of $2,000 per month, subject to usual withholding taxes.

e) You will receive the benefits generally applicable to senior executives of Walter in the location in which you are primarily based, as well as the following additional benefits:

• Reimbursement for all reasonable and customary business-related travel and entertainment expenses, in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

• Participation in the group life and health insurance benefit programs, generally applicable to Executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

• Participation in the Retirement Savings Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

• Participation in the Employee Stock Purchase Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

• 4 weeks of annual vacation to be used each year, without carryover of unused vacation days.

• Reimbursement of reasonable attorneys fees required in the negotiation of this agreement, up to $10,000.

You may contact Walter’s General Counsel with any questions regarding Walter’s compensation and benefit plans.

4.                                       You will have the right to allocate up to the equivalent of 7.5% of the total combined equity of the Homes Group (in addition to the award granted to you under paragraph 3(c) above)  as equity awards for members of your senior management team (or provide them with another vehicle that will deliver equivalent value).  The valuation, strike price and other terms of these equity awards shall be calculated as described in paragraph 3(c).

5.                                       You will have access to Walter’s corporate aircraft for your business travel, or in the event Walter’s aircraft is not available, you may use leased or chartered aircraft. You will not use any company-owned, leased or chartered aircraft for personal travel at company expense, except in the case of a family emergency and with the prior approval of the Chairman of the Compensation and Human Resources Committee of the Board, or in the event of his unavailability, the Chairman of the Corporate Governance Committee. You will not be required to reimburse the cost of any such pre-approved emergency travel to Walter, but the value of such travel will be taxable to you in accordance with applicable IRS regulations.  You shall not pilot company aircraft or leased or chartered aircraft used for company business.

6.                                       In the event of your involuntary termination or your resignation following a significant diminution in pay or responsibilities, you will be entitled to be paid for your services to the date of termination and for any unused vacation days.

7.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter Industries, either solely or in collaboration with others, which relate to the actual or anticipated business or research of Walter, result from or are suggested by any work you may do for Walter, or which result from use of Walter’s premises or Walter’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of Walter.

You hereby assign to Walter your entire right and interest in any such Development, and will hereafter execute any documents in connection therewith that Walter may reasonably request. This section does not apply to any inventions that you made prior to your employment by Walter, or to any inventions that you develop entirely on your own time without using any of Walter’s equipment, supplies, facilities or Walter’s or its customers’ confidential information and which do not relate to Walter’s business, anticipated research and development, the work you have performed for Walter.

8.                                       As an inducement to Walter Industries to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

9.                                       You acknowledge and agree that you will respect and safeguard Walter’s property, trade secrets and confidential information. You acknowledge that Walter’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of Walter’s business and that such systems and data exchanged or stored thereon are Walter property. In the event that you leave the employ of Walter, you will not disclose any trade secrets or confidential information you acquired while an employee of Walter to any other person or entity, including, without limitation, a subsequent employer, or use such information in any manner.

10.                                 During the term of your employment and, unless your employment is terminated by the Company without cause, for a period of three years after termination of your employment, you shall not: (i) directly or indirectly act in concert or conspire with any person employed by Walter in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which you knows (or reasonably should have known) to be directly competitive with the business of Walter as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which you know (or reasonably should have known) to be directly competitive with the business of Walter as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, you may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).  Notwithstanding the foregoing, in the event of a sale of the Homes Group that does not result in the payment to you of an amount in respect of your options at least equal to the strike price of your options times the number of options granted, the period during which the covenant set forth in this paragraph 10 shall endure shall be six months after closing of the sale.

11.                                 Definitions

a)                                      “Cause” shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Homes Group which took place with your actual knowledge.

b)                                     For purposes of this agreement, a significant diminution in pay or responsibilities shall not have occurred if (i) the amount of your bonus or equity opportunity fluctuates due to performance considerations under the company’s bonus and long term incentive plans in effect from time to time, or (ii) Walter or the Homes Group undergoes a strategic realignment of its businesses (such as a split-up or spin-off transaction), with or without a shareholder vote, and you remain the senior executive of the business that carries on the business of the Homes Group with the same compensation arrangements and equivalent equity interests that existed prior to such strategic realignment.

12.                                 In the event that any portion of any payment under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, “Total Payments”) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to you, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of your additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the “Full Gross-Up Payment”), such that you are in the same after-tax position as if you had not been subject to the excise tax. For this purpose, you shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of your residence on the date of your termination. This payment shall be made as soon as possible following the date of your termination, but in no event later than ten (10) calendar days from such date.  For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the “Code”), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

13.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with Walter.

14.                                 This agreement will be governed by Florida law.

Mark, let us assure you that the Board of Directors is delighted at the prospect of your leadership of the Homes Group. If you are in agreement, please sign and return one copy of this letter, and retain one for your records.

Very truly yours,

/s/ Donald N. Boyce
Donald N. Boyce
For the Board of Directors

Agreed and Accepted:

/s/ Mark O’Brien
Mark O’Brien